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Exhibit 21

        Subsidiaries of the Company:

        (a) Papa John's USA, Inc., a Kentucky corporation
        (b) PJ Food Service, Inc., a Kentucky corporation
        (c) PJFS of Mississippi, Inc., a Mississippi corporation
        (d) PJ Food Service Canada, Inc., a Canadian corporation
        (e) Papa John's Support Services, Inc., a Kentucky corporation
        (f) Risk Services Corp., a Kentucky corporation
        (g) Capital Delivery, Ltd., a Kentucky corporation
        (h) RSC Insurance Services Ltd., a Bermuda corporation
        (i) Papa John's Online LLC, a Kentucky corporation
        (j) Papa John's (U.K.) Ltd., a United Kingdom corporation
        (k) Perfect Pizza Ltd., a United Kingdom corporation
        (l) Perfect Pizza Holdings, Ltd., a United Kingdom corporation